Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Third Quarter Results

Third Quarter Operating Income Increases 68% to $7.3 Million from $4.4 Million Last Year

JERSEY CITY, NJ, Wednesday, October 28, 2015 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the third quarter and first nine months of 2015.

Third Quarter Highlights
●	Third quarter operating profit increased 68% to $7.3 million compared with operating profit of $4.4 million for the third quarter of 2014.
●	Third quarter net sales decreased 7.8% to $144.2 million compared with net sales of $156.3 million for the third quarter of 2014.
●	Third quarter net earnings per share - "EPS" - was $0.39 per Class A share and $0.42 per Class B share compared to EPS of $0.10 per Class A share and $0.11 per Class B share for the third quarter of 2014.

Results include the results of Power Solutions, acquired in June 2014, and Connectivity Solutions, acquired in July and August 2014 from dates of acquisition.

CEO Comments
Commenting on Bel's financial results, Dan Bernstein, President and CEO, said "Due to our strong cash flow we were able to reduce Bel's debt to $197.7 million at September 30, 2015, a decrease of $34.9 million since December 31, 2014. We are continuing to reduce costs with the downsizing and consolidation of facilities in the United States and Asia. In the third quarter the company recognized $814,000 of restructuring charges for further consolidations that are anticipated to generate additional annual savings of $3.5 million.
"Bel's Cinch Connectivity Solutions, which includes the connectivity business acquired from Emerson on July 25, 2014, posted slightly higher revenue for this year's third quarter than a year ago primarily as a result of a full quarter of sales from the acquired Emerson business.  Incremental sales coupled with significant progress made in reducing fixed costs resulted in a solid quarter.  We also are encouraged by the progress of our new product development effort, where we successfully met key milestones including first customer deliveries of next generation aerospace products.  Customer audits in our McAllen, Texas and Reynosa, Mexico facilities also were completed successfully, confirming our ability to accommodate the anticipated increase in production of commercial aircraft.
"Bel's Power Solutions Group has reduced costs, increased efficiencies and substantially improved quality over the past year.  This has resulted in new design wins for cloud computing/data center applications, networking and other applications from new and returning customers.  We had anticipated shipping some of these new products in the third quarter, but this did not occur.  Bel's decision to walk away from low margin products resulted in $8.0 million of the decrease in power solutions and protection sales in the third quarter.  With our world class engineering and manufacturing, we remain confident that Power Solutions will be an important growth engine for Bel in the future."

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Bel Reports Third Quarter Results
October 28, 2015
Page Two

"Bel's third quarter sales decline was in line with industry-wide trends, and due to limited visibility in the marketplace it is difficult to predict when sales will improve."

Third Quarter 2015 Results
Net sales decreased 7.8% to $144.2 million compared to $156.3 million for the third quarter of 2014.  Excluding $4.5 million of incremental net sales for the third quarter of 2015 attributable to last year's Connectivity Solutions acquisition, net sales declined $16.7 million. This decline was primarily due to Bel's decision to walk away from low margin products resulting in lower sales volume of Bel's power solutions and protection products. Bel also experienced lower sales volumes in Magnetics products. These declines were partially offset by increased sales volume of Custom modules products.
Operating income increased to $7.3 million compared to operating income for the third quarter of 2014 of $4.4 million, primarily reflecting lower costs related to the 2014 acquisitions.  Depreciation and amortization expense decreased to $5.5 million for the third quarter of 2015 from $6.5 million for the third quarter of 2014, primarily due to the timing of assets becoming fully depreciated in the prior year.
Interest income and other, net was $4.3 million primarily due to the recognition of an acquisition-related settlement.
Net earnings for the third quarter of 2015 were $4.9 million compared to net earnings for the third quarter of 2014 of $1.3 million.

Nine Months 2015 Results
Net sales increased 27.6% to $431.8 million compared to $338.4 million for the first nine months of 2014.  Excluding $104.7 million of incremental net sales for the first nine months of 2015 attributable to last year's acquisitions, net sales declined $11.3 million due to lower sales volume of Bel's Interconnect products and DC/DC converters, partially offset by increased sales volume of Custom modules.
Operating income increased to $23.8 million compared to operating income for the first nine months of 2014 of $11.0 million, primarily reflecting lower costs related to the 2014 acquisitions.  Depreciation and amortization expense increased to $17.1 million for the first nine months of 2015 compared to $13.0 million for the first nine months of 2014, reflecting the incremental impact of the 2014 acquisitions.  Operating income for the first nine months of 2015 included net unrealized gains from foreign currency revaluation of approximately $5.6 million before tax (approximately $0.37 per Class A and Class B shares net of tax), primarily due to the favorable impact of the weakening of the Euro against the U.S. dollar on a $34 million intercompany loan.
Interest expense increased to $6.0 million as compared with $2.1 million for the first nine months of 2014 due to the issuance of long-term debt in the second quarter of 2014 to fund the 2014 acquisitions.
Net earnings for the first nine months of 2015 were $16.3 million compared to net earnings for the first nine months of 2014 of $6.8 million.

Balance Sheet Data
As of September 30, 2015, Bel reported working capital of $176.6 million, including cash and cash equivalents of $76.3 million and a current ratio of 2.5-to-1. Total debt obligations were $197.7 million.  In comparison, as of December 31, 2014 Bel had working capital of $188.9 million, including cash and cash equivalents of $77.1 million, a current ratio of 2.6-to-1, and total debt obligations of $232.6 million.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate, dial (720) 545 0088, conference ID #64102195.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537 3406, conference ID #64102195 after 1:00 p.m. EDT.

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Bel Reports Third Quarter Results
October 28, 2015
Page Three

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding positioning Bel Power Solutions to be an important growth engine for Bel in the future, an anticipated increase in production of commercial aircraft and savings resulting from restructuring effort) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The Non-GAAP measures included in the supplementary information are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our Non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

(tables attached)
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Bel Fuse Inc.
Supplementary Information(1)(2)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$144,161	$156,341	$431,834	$338,426
Cost of sales	116,749	128,561	349,050	278,630

Gross profit	27,412	27,780	82,784	59,796
As a % of net sales	19.0%	17.8%	19.2%	17.7%

Selling, general and administrative expenses	19,291	23,110	57,663	47,475
As a % of net sales	13.4%	14.8%	13.4%	14.0%
Restructuring charges	814	309	1,316	1,365

Income from operations	7,307	4,361	23,805	10,956
As a % of net sales	5.1%	2.8%	5.5%	3.2%

Interest expense	(1,792)	(1,869)	(5,965)	(2,124)
Interest income and other, net	4,278	21	4,698	121

Earnings before provision for income taxes	9,793	2,513	22,538	8,953
Provision for income taxes	4,873	1,252	6,236	2,124
Effective tax rate	49.8%	49.8%	27.7%	23.7%

Net earnings available to common stockholders	$4,920	$1,261	$16,302	$6,829

As a % of net sales	3.4%	0.8%	3.8%	2.0%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175

Class B common shares - basic and diluted	9,719	9,591	9,694	9,420

Net earnings per common share:
Class A common shares - basic and diluted	$0.39	$0.10	$1.30	$0.55

Class B common shares - basic and diluted	$0.42	$0.11	$1.39	$0.60

(1) The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our consolidated statements of operations.
(2) The 2014 Condensed Consolidated Statements of Operations has been revised to reflect measurement period adjustments recorded during 2015 for the acquisition of Power Solutions. The measurement period adjustments primarily relate to the finalization of the valuations of property and equipment and intangible assets and deferred taxes. These revisions were not considered material to the Condensed Consolidated Statements of Operations.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30,	December 31,
	2015	2014
		Revised(2)
Assets

Current assets:
Cash and cash equivalents	$76,292	$77,138
Accounts receivable, net	92,866	99,605
Inventories, net	104,603	113,630
Other current assets	23,420	20,283

Total current assets	297,181	310,656

Property, plant and equipment, net	61,510	69,261
Goodwill and other intangible assets, net	211,984	213,871
Other assets	35,267	41,633

Total assets	$605,942	$635,421

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$51,621	$61,926
Current portion of long-term debt	16,125	13,438
Other current liabilities	52,878	46,438

Total current liabilities	120,624	121,802

Long-term debt	181,594	219,187
Other liabilities	71,568	70,159

Total liabilities	373,786	411,148

Stockholders' equity	232,156	224,273

Total liabilities and stockholders' equity	$605,942	$635,421

(1) The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our condensed consolidated balance sheets.

(2) The December 31, 2014 Condensed Consolidated Balance Sheet has been revised to reflect measurement period adjustments recorded during 2015 for the acquisition of Power Solutions. The measurement period adjustments primarily relate to the finalization of the valuations of property and equipment and intangible assets and deferred taxes. These revisions were not considered material to the Condensed Consolidated Balance Sheet.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP to Non GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2015			September 30, 2014

		Special	Non-		Special	Non-
	GAAP	Items(2)	GAAP(3)	GAAP	Items(2)	GAAP(3)

Net sales	$144,161	$--	$144,161	$156,341	$--	$156,341
Cost of sales	116,749	--	116,749	128,561	(4,647)	123,914

Gross profit	27,412	--	27,412	27,780	(4,647)	32,427
As a % of net sales	19.0%		19.0%	17.8%		20.7%

Selling, general and administrative expenses	19,291	(252)	19,039	23,110	(3,854)	19,256
As a % of net sales	13.4%		13.2%	14.8%		12.3%
Restructuring charges	814	(814)	--	309	(309)	--

Income from operations	7,307	1,066	8,373	4,361	8,810	13,171
As a % of net sales	5.1%		5.8%	2.8%		8.4%

Interest expense	(1,792)	--	(1,792)	(1,869)	--	(1,869)
Interest income and other, net	4,278	(4,233)	45	21	--	21

Earnings before provision for income taxes	9,793	(3,167)	6,626	2,513	8,810	11,323
Provision for income taxes	4,873	(1,232)	3,641	1,252	2,619	3,871
Effective tax rate	49.8%		54.9%	49.8%		34.2%

Net earnings available to common stockholders	$4,920	$(1,935)	$2,985	$1,261	$6,191	$7,452

As a % of net sales	3.4%		2.1%	0.8%		4.8%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175		2,175	2,175		2,175

Class B common shares - basic and diluted	9,719		9,719	9,591		9,591

Net earnings per common share:
Class A common shares - basic and diluted	$0.39	$(0.15)	$0.24	$0.10	$0.50	$0.60

Class B common shares - basic and diluted	$0.42	$(0.17)	$0.25	$0.11	$0.53	$0.64

(1) The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) Special items primarily consist of the following items:

	Three Months Ended			Three Months Ended
	September 30, 2015			September 30, 2014
	Gross	Taxes	Net of taxes	Gross	Taxes	Net of taxes

Restructuring charges	$814	$283	$531	$309	$118	$191
Acquisition related costs included in selling,
general and administrative expenses	88	33	55	3,854	794	3,060
Acquisition related settlement payment	(4,233)	(1,609)	(2,624)	--	--	--
Information technology migration and rebranding costs
included in selling, general and administrative expenses	164	61	103	--	--	--
Acquisition related inventory step-up included in cost of sales	--	--	--	4,647	882	3,765
Expiration of tax statutes of limitations, net	--	--	--	--	825	(825)

Total special items	$(3,167)	$(1,232)	$(1,935)	$8,810	$2,619	$6,191

(3) In this press release and supplemental information, we have included several non GAAP financial measures, including Non-GAAP Cost of Sales, Non-GAAP Gross Profit, Non-GAAP Selling, General and Administrative Expenses, Non-GAAP Income from Operations, Non-GAAP Interest Income and other, Non-GAAP Earnings Before Provision for Income Taxes, Non-GAAP Provision for Income Taxes, Non-GAAP Net Earnings Available to Common Stockholders, Non-GAAP earnings per share, and EBITDA. We may use such Non-GAAP measures to determine performance-based compensation. Management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP to Non- GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2014

		Special	Non-		Special	Non-
	GAAP	Items(2)	GAAP(3)	GAAP	Items(2)	GAAP(3)

Net sales	$431,834	$--	$431,834	$338,426	$--	$338,426
Cost of sales	349,050	--	349,050	278,630	(4,647)	273,983

Gross profit	82,784	--	82,784	59,796	(4,647)	64,443
As a % of net sales	19.2%		19.2%	17.7%		19.0%

Selling, general and administrative expenses	57,663	(1,324)	56,339	47,475	(5,372)	42,103
As a % of net sales	13.4%		13.0%	14.0%		12.4%
Restructuring charges	1,316	(1,316)	--	1,365	(1,365)	--

Income from operations	23,805	2,640	26,445	10,956	11,384	22,340
As a % of net sales	5.5%		6.1%	3.2%		6.6%

Interest expense	(5,965)	--	(5,965)	(2,124)	--	(2,124)
Interest income and other, net	4,698	(4,233)	465	121	--	121

Earnings before provision for income taxes	22,538	(1,593)	20,945	8,953	11,384	20,337
Provision for income taxes	6,236	(702)	5,534	2,124	3,703	5,827
Effective tax rate	27.7%		26.4%	23.7%		28.7%

Net earnings available to common stockholders	$16,302	$(891)	$15,411	$6,829	$7,681	$14,510

As a % of net sales	3.8%		3.6%	2.0%		4.3%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175		2,175	2,175		2,175

Class B common shares - basic and diluted	9,694		9,694	9,420		9,420

Net earnings per common share:
Class A common shares - basic and diluted	$1.30	$(0.07)	$1.23	$0.55	$0.64	$1.19

Class B common shares - basic and diluted	$1.39	$(0.08)	$1.31	$0.60	$0.67	$1.27

(1) The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) Special items primarily consist of the following items:

	Nine Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2014
	Gross	Taxes	Net of taxes	Gross	Taxes	Net of taxes

Restructuring charges	$1,316	$420	$896	$1,365	$519	$846
Acquisition related costs included in selling, general and administrative expenses	551	205	346	5,372	1,265	4,107
Acquisition related settlement payment	(4,233)	(1,609)	(2,624)	--	--	--
Information technology migration and rebranding costs included in selling, general and administrative expenses	773	282	491	--	--	--
Acquisition related inventory step-up included in cost of sales	--	--	--	4,647	882	3,765
Expiration of tax statutes of limitation, net	--	--	--	--	825	(825)

Total special items	$(1,593)	$(702)	$(891)	$11,384	$3,703	$7,681

(3) In this press release and supplemental information, we have included several non-GAAP financial measures, including Non-GAAP Cost of Sales, Non-GAAP Gross Profit, Non-GAAP Selling, General and Administrative Expenses, Non-GAAP Income from Operations, Non-GAAP Interest Income and other, Non-GAAP Earnings Before Provision for Income Taxes, Non-GAAP Provision for Income Taxes, Non-GAAP Net Earnings Available to Common Stockholders, Non-GAAP earnings per share, and EBITDA. We may use such Non-GAAP measures to determine performance-based compensation. Management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings
Available to Common Stockholders to Non- GAAP EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP Net earnings available to common stockholders	$4,920	$1,260	$16,302	$6,828
Interest expense	1,792	1,869	5,965	2,124
Provision for income taxes	4,873	1,252	6,236	2,124
Depreciation and amortization	5,535	6,480	17,124	12,987

Non- GAAP Earnings Before Interest Taxes Depreciation and Amortization	$17,120	$10,861	$45,627	$24,063
% of net sales	11.9%	6.9%	10.6%	7.1%

(1) The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included several non-GAAP financial measures, including Non-GAAP Cost of Sales, Non-GAAP Gross Profit, Non-GAAP Selling, General and Administrative Expenses, Non-GAAP Income from Operations, Non-GAAP Interest Income and other, Non-GAAP Earnings Before Provision for Income Taxes, Non-GAAP Provision for Income Taxes, Non-GAAP Net Earnings Available to Common Stockholders, Non-GAAP earnings per share, and EBITDA. We may use such Non-GAAP measures to determine performance-based compensation. Management believes that this information may be useful to investors.